SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                       ____________________

                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
                        January 31, 1997

                    VALERO ENERGY CORPORATION
      (Exact name of registrant as specified in its charter)

     Delaware                      1-4718               74-1244795
  (State of incorporation)     Commission File       (I.R.S. Employer
     jurisdiction                  Number           Identification No.)
   of incorporation

530 McCullough Avenue, San Antonio, Texas                   78215
(Address of principal executive offices)                  (Zip Code)

                                    (210) 246-2000
                (Registrant's telephone number, including area code)

                                  Not applicable
          (Former name or address, if changed since last report)

ITEM 5    OTHER EVENTS

Agreement and Plan of Merger

          On January 31, 1997, Valero Energy Corporation ("Valero") and PG&E Corporation ("PG&E) announced that they entered into a definitive agreement and plan of merger (the "Agreement") for the acquisition of Valero by PG&E. The acquisition will be accomplished through the merger of Valero with a subsidiary of PG&E to be formed for purposes of the acquisition (the "Merger").

          Pursuant to the Agreement, immediately prior to the Merger Valero's wholly owned subsidiary, Valero Refining and Marketing Company, will be spun off.

          PG&E will acquire Valero for approximately $1.5 billion, plus adjustments for working capital and other considerations. PG&E will issue $722.5 million of common stock, subject to certain closing adjustments, in exchange for outstanding shares of Valero common stock, and will assume certain outstanding debt and other liabilities. The exact number of shareS of PG&E common stock will vary depending on the price of PG&E just prior to the closing; however, the value to Valero stockholders is expected to be approximately $14.25 of PG&E common stock per share of Valero stock.

          Valero's stockholders will also receive one share of Valero Refining and Marketing Company in the spin-off. The new refining and marketing company will retain the Valero name and will apply to be listed on the New York Stock Exchange. Both the spin-off of the refining and marketing business and the merger with the subsidiary of PG&E are expected to be tax-free transactions for Valero stockholders. The Merger is expected to be completed in mid-1997. Completion of the Merger is subject to a number of conditions, including the approval of Valero's stockholders, federal antitrust clearance, and other customary closing conditions. In addition, because Valero operates a power marketing subsidiary, the Merger will require the approval of the Federal Energy Regulatory Commission.


                            SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   VALERO ENERGY CORPORATION


                                   By: /s/ E. C. Benninger
                                       E. C. Benninger
                                       President

Dated:  February 7, 1997.